HALLADOR PETROLEUM, LLP
                                1997 OPTION PLAN

                              SECTION -1: PURPOSE

The purpose of the Hallador Petroleum, LLP 1997 Option Plan (the "Plan") is to further the growth and development of Hallador Petroleum, LLP (the "Company") by affording an opportunity for ownership to selected employees, directors and consultants of the Company, its Subsidiaries and Hallador Petroleum Company, its sole general partner ("HPCII)-

                            SECTION 2: -DEFINITIONS

Unless otherwise indicated, the following words when used herein shall have the following meanings:

      (a) "Executive Committee" shall mean the Executive Committee of the Company.

      (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (c) "Partnership Interest" shall mean, as to any partner or person who upon exercise of an Option shall become a partner, such partner's rights to participate in the income, gains, losses,

           deductions and credits of the Company, together with all other rights and obligations of such partner under the Agreement of Limited Liability Limited Partnership of the Company and applicable law.

      (d) "Option" shall mean any Option granted to an eligible employee or consultant under the Plan.

      (e) "Optioneell shall mean any employee or consultant who is qualified under Section 6.1 hereof and who is granted an Option under the Plan and shall include the personal representative of an optionee and any other person who acquires the right to exercise an Option by bequest or inheritance.

      (f) "Partnership Agreement" shall mean the Agreement of Limited Liability Limited Partnership dated as of July 15, 1997, of the Company.

      (g) "Subsidiary" shall mean a subsidiary corporation of the Company.


                          SECTION 3: EFFECTIVE DATE

     The effective date of the Plan is September 23, 1997; provided, however, that the adoption of the Plan by the Executive Committee is subject to approval and ratification by a majority in interest of the partners of the Company within 12 months of the effective date. Options granted under the Plan prior to such approval shall be automatically cancelled on September 22, 1998 if the Plan is not so approved.

                          SECTION 4: ADMINISTRATION

     4.1 Administrative Committea. The Plan shall be administered by the Executive Committee of the Company.

     4.2 Executive Committee Meetings and Actions. The Executive Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Executive Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Executive Committee shall be the acts of the Executive Committee and shall be final, binding and conclusive upon all persons, including the Company, its Subsidiaries, its partners, and all persons having any interest in Options which may be or have been granted pursuant to the Plan.

     4.3 Powers of Executive Committee. The Executive Committee shall have the full and exclusive right to grant and determine terms and conditions of all Options granted under the Plan and to prescribe, amend and rescind rules and regulations for 2 power that the Company may have to indemnify any person or hold any person harmless.

                  SECTION 5: PARTNERSHIP INTERESTS SUBJECT TO TH

     5.1  Number.  The aggregate amount of Partnership Interests which may be issued under options granted pursuant to the Plan shall be 3% of the outstanding amount of Partnership Interests as of the effective date of the Plan and as adjusted from time to time to reflect the issuance by the Company of additional Partnership Interests. No adjustment shall be made in the event that the Company shall purchase or redeem any outstanding partnership Interest. Partnership Interests which may be issued under Options may consist, in whole or in part, of authorized but unissued Partnership Interests or Partnership Interests of the Company held in treasury and not reserved for any other purpose. The Executive Committee's reasonable determination as to the amount of Partnership Interests available for issuance under the Plan shall be final and conclusive.

     5.2 Unused Partnership Interest. If any outstanding Option under the Plan expires or for any other reason ceases to be exercisable, in whole or in part, other than upon exercise of the Option, the Partnership Interests which were subject to such Option and as to which the option had not been exercised shall continue to be available under the Plan.

     5.3 Adjustment for Changes. If there is any change, increase or decrease, in the outstanding amount of Partnership Interests which is effected by reason of a Partnership Interest dividend, recapitalization, merger, consolidation, Partnership Interest 4 split, combination or exchange of Partnership Interest, or other similar circumstances,, then in each such event, the Executive Committee shall make an appropriate adjustment in the aggregate amount of Partnership Interest available under the Plan, the amount of Partnership Interest subject to each outstanding Option and the option price thereof; provided, however, that fractional interests shall be rounded to the nearest two decimal places. The Executive Committee's determinations in making adjustments shall be final and conclusive.

     5.4 Reorganization or Sale of Assets. If the Company is merged or consolidated with another entity and the Company is not the surviving entity, or if all or substantially all of the assets of the Company are acquired by another entity, or if the Company is liquidated or reorganized, the Executive Committee shall, as to outstanding options, make appropriate provision for the protection of any such outstanding options by the substitution on an equitable basis of appropriate equity interests of the merged, consolidated or otherwise reorganized entity for Partnership Interests.


                               SECTION 6: ELIGIBILITY

     6.1  General Rule of Eli!gibility.  All full or part-time salaried employees of the Company, its Subsidiaries or HPC who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success shall be eligible to receive Options under the Plan. Consultants who are neither full nor part-time salaried employees of the Company,, its Subsidiaries or HPC but who are involved in endeavors significant to its success shall also be eligible to receive Options.

                               SECTION 7: GRANT OF OPTIONS

     7.1 Grant Options. The Executive Committee may from time to time in its discretion determine which of the eligible employees and consultants of the Company, its Subsidiaries or HPC should receive options, the percentage of Partnership Interests subject to such options, and the dates on which such Options are to be granted.

     7.2 Option Agreement. Each Option granted under the Plan shall be evidenced by a written Option Agreement setting forth the terms upon which the Option is granted. Each Option Agreement shall state, among other things, (i) the percentage of Partnership Interests to which that Option pertains; (ii) the option price; and (iii) the duration of the Option. Except as set forth in Section 6.2, more than one Option may be granted to an eligible person.

     7.3 Option Price. The Option price to purchase the Partnership Interest under each option shall be determined by the Executive Committee and stated in the Option Agreement. The Option price granted under the Plan shall not be less than 100% of the fair market value (determined as of the day the option is granted) of the Partnership Interests subject to the option.

     7.4 Determination of Fair Market Value. The fair market value per unit shall be deemed to be an amount as determined in good faith by the Executive Committee in consultation with the potential optionee by applying any reasonable valuation method.

     7.5 Duration of Options. Each Option shall be of the duration specified in the Option Agreement.

     7.6 Other Terms and Conditions. Options may contain such other provisions, which shall,not be inconsistent with the Plan, as the Executive Committee shall deem appropriate, including, without limitation, provisions that relate the Optionee's ability to exercise an option to the passage of time or the achievement of specific goals established by the Executive Committee or the occurrence of certain events specified by the Executive Committee.

                         SECTION 8: EXERCISE OF OPTION

     8.1 Manner of Exercise. Subject to the limitations and conditions of the Plan or the Option Agreement, an Option shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Company, which notice shall specify the percentage of Partnership Interests to be purchased and shall be accompanied by (1) payment to the Company of the purchase price of the Partnership Interests to be purchased, plus the amount, if any, which the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the option, and (2) a representation meeting the requirements of Section 11.2 if requested by the Company. Payment for Partnership Interests shall be in the form of either (1) cash, (2) a check to the order of the Company, (3) Partnership Interests, properly endorsed to the Company, in an amount the fair market value of which on the date of receipt by the Company (as determined in accordance with Section 7.4) equals or.exceeds the aggregate option price of the Partnership Interests with respect to which the option is being exercised, or (4) in any combination thereof.

     8.2 Acceleration of Exercise Period. Notwithstanding any vesting requirements contained in any Option Agreement which relate the vesting of outstanding Options to the passage of time, all outstanding Options shall accelerate and become immediately exercisable to the extent that vesting relates to the passage of time (1) at such time as the present holders of Partnership Interests own less than 50.1% of the voting rights of all then outstanding Partnership Interests, or (2) on the date on which the partners of the Company approve (i) any agreement for a merger or consolidation in which the Company will not be the surviving entity or (ii) any sale, exchange or other disposition of all or substantially all of the Company's assets. In determining whether clause
(1) of the preceding sentence has been satisfied, the third person must be someone other than a person or an affiliate of a person that, as of August 15, 1997, is the beneficial owner of Partnership Interests of the Company having 10% or more of the total number of votes that may be cast.

                           SECTION 9: TERMINATION OF EMPLOYMENT

     9.1 Termination of Employment Other than Upon Death or Disability. Upon termination of an Optionee's employment with the Company, a Subsidiary or HPC other than upon death or disability (as defined herein), an Optionee may, at any time within 90 days after the date of termination but not later than the date of expiration of the Option, exercise the Option to the extent the Optionee is entitled to do so. Any Options or portions of Options of terminated Optionees not exercised as provided herein shall terminate. For purposes of this Section 9, Optionee shall be deemed to have suffered a disability if he or she is unable to perform his or her duties as an employee of the Company or a Subsidiary by reason of illness, injury or incapacity which lasts for more than 90 consecutive days.

      9.2 Termination by Death of Optionee. If an Optionee shall die while in the employ of the Company, a Subsidiary or HPC or within a period of 90 days after the termination of his or her employment with the Company, a Subsidiary or HPC under circumstances to which Section 9.1 apply, the personal representatives of the Optionees estate or the person or persons who shall have acquired the Option from the optionee by bequest or inheritance may exercise the Option at any time within the year after the date of death but not later than the expiration date of the Option, to the extent the Optionee was entitled to do so on the date of death. Any Options or portions of Options of deceased Optionees not exercised as provided herein shall terminate.

      9.3 Termination By Disability of Optionee. Upon termination of an optionee's employment with the Company, a Subsidiary or HPC by reason of the Optionee's disability, the Optionee may exercise the Option at any time within one year after the date of termination but not later than the expiration date of the Option. Any Options or portions of Options of disabled Optionees not exercised as provided herein shall terminate.

     9.4 Extension of Option Termination Date. The Executive Committee, in its sole discretion, may extend the termination date of an Option granted under the Plan to any party without regard to the preceding provisions of this Section 9. In such event, the termination date shall be a date selected by the Executive Committee in its sole discretion, but not later than the latest expiration date of the option permitted pursuant to Section 7.5. Such extension may be made in the Option Agreement as originally drawn or by amendment to the Option Agreement, either prior to or following termination of an Optionee's employment.

                        SECTION 10: NON-TRANSFERABILTTY OF OPTIONS

     Options granted pursuant to the Plan are not transferable by the Optionee other than by Will or the laws of descent and distribution, and options shall be exercisable during the optionee's lifetime only by the Optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void.

                        SECTION 11: ISSUANCE OF PARTNERSHIP INTERESTS

     11.1 Transfer of Partnership Interests to Optionee. As soon as practicable after the optionee has given the Company written notice of exercise of an option and has otherwise met the requirements of Section 8.1, the Company shall issue or transfer to the Optionee the percentage of Partnership Interests as to which the Option has been exercised and shall deliver to the optionee evidence thereof, rounded to the nearest two decimal points. if the issuance or transfer of Partnership Interests by the Company would for any reason, in the opinion of counsel for the Company,, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such Partnership Interests to the Optionee until compliance with such laws can reasonably be obtained.


     11.2 Investment Representation. Upon demand by the Company, the Optionee shall deliver to the Company a representation in writing that the purchase with respect to which notice of exercise of the Option has been given by the Optionee is being made for investment only and not for resale or with a view to distribution, and containing such other representations and provisions with respect thereto as the Company may require. Upon such demand, delivery of such representation promptly and prior to the transfer or delivery of any such Partnership Interest prior to the expiration of the option period shall be a condition precedent to the right to purchase such Partnership Interest.

                         SECTION 12: PUT OPTION

     In the event that there is no public market for the Partnership Interests, then each Optionee who owns a Partnership Interest and whose employment is terminated or whose Options are accelerated under Section
8.2 hereof shall have the right, exercisable by giving written notice to the Company, to require the Company to repurchase such Partnership Interest or any part thereof at fair market value thereof determined in accordance with this section. The Company shall effect such purchase within 30 days after receipt of such notice. The Executive Committee, after consultation with the Optionee, shall determine the fair market value by determining the value of the Company, determined on a consolidated basis including its Subsidiaries, and multiplying such value by the percentage of Partnership Interests being repurchased. In making such determination the Executive Committee shall consider the net asset value of the, Company on a consolidated basis by adding (i) the pre-tax 10% SEC value of all the Company's proved oil and gas reserves; (ii) the fair market value of all the Company's probable and possible oil and gas reserves; (iii) the Company's working capital; (iv) the fair market value of all other assets of the Company (including land values) ; and (v) any other factor deemed relevant; and subtracting the Company's long term debt. The Executive Committee shall make its determination and shall furnish such calculation to the exercising optionee, together with the Company's check for the repurchase price.

                            SECTION 13: DISTRIBUTIONS
In the event that the Company makes a distribution to its partners under
Section 4.1(d) of the Partnership Agreement, then the Company shall pay each Optionee an amount equal to the amount the optionee would have received if the optionee had exercised the option immediately prior thereto. This Section 13 shall have no effect on the provisions of
Section 16 hereof and the rights granted hereunder, shall for federal income tax purposes, be treated as a profits interest.

                            SECTION 14: AMENDMENT

     The Executive Committee may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Option previously granted. Unless the partners of the Company shall have given their approval, the total amount for which Options may be issued under the Plan shall not be increased, except as provided in
Section 5.3, and no amendment 12 shall be made which reduces the price at which the Partnership Interest may be offered under the Plan below the minimum required by Section 7.3, except as provided in Section 5.3, or which materially modifies the requirements as to eligibility for participation in the Plan. Subject to the terms and conditions of the Plan, the Executive Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options to the extent not theretofore exercised and authorize the granting of new options in substitution therefor, except that no such action shall diminish or impair the rights under an option previously granted without the consent of the optionee.

                 SECTION 15: TERM OF PLAN

     This Plan shall terminate on September 16, 2007, provided, however, that the Executive Committee may at any time prior thereto suspend or terminate the Plan.

                 SECTION 16: RIGHTS AS A PARTNER

     An Optionee shall have no rights as a partner of the Company with respect to any amount of Partnership Interests covered by an option until the date of the issuance of evidence of the Partnership Interest.

                 SECTION 17: NO SPECIAL EMPLOYMENT RIGHTS

     Nothing contained in this Plan or in any Option granted under the Plan shall confer upon any Optionee any right with respect to the continuation of such Optionee's employment by the Company, any Subsidiary or HPC, or interfere in any way with the right of the Company, any Subsidiary or HPC, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the optionee from the rate in existence at the time of the grant of the Option.
                 SECTION 18: ARBITRATION

The arbitration provisions set forth in Article IX of the Partnership Agreement of the Company are hereby incorporated herein by this reference and shall apply (without limitation) to any controversy between the Company and any one or more of the optionees.

                 SECTION 19: GOVERNING LAW

     Options granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Colorado.






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                      OPTION AGREEMENT




OPTIONEE:       Victor P. Stabio

DATE OF GRANT: September 23, 1997


     AGREEMENT between Hallador Petroleum, LLP (the "Company") and the above-named Optionee ("Optionee"), an employee of Hallador Petroleum Company.

     The Company and Optionee agree as follows:

     1.   Grant of Option.

          Optionee is hereby granted an Option (the "Option") to purchase limited liability limited partnership interests of the Company pursuant to the Company's 1997 Option Plan (the "Plan"). The option and this Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.
Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan.

      2.  Date of Grant.

          The date of the grant of the Option is the date first set forth above, the date of the action by the Executive Committee of the Company which administers the Plan (the "Committee") in granting the same.

      3.  Number and Price of Partnership Interests.

          The Partnership Interests as to which the option is granted is set forth in Schedule 3A to this Agreement. The purchase price is the amount set forth in Schedule 3B to this Agreement.

      4.  Expiration Date.

          Unless sooner terminated as provided in Section 9 of the Plan, the Option shall expire and terminate on the date set forth in Schedule 4 to this Agreement.

      5.  Manner of Exercise.
          Except as provided in this Agreement, the Option shall be exercisable, in whole or in part, from time to time, in the manner provided in Section 8 of the Plan.

      6.  Time of Exercise.

          The Option granted hereby shall be vested in and exercisable by Optionee immediately or in the installments on the dates, all as set forth in Schedule 6.

       7.  Nontransferability of Option.

           The Option is not transferable by Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during optionee's lifetime only by Optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the option shall immediately become null and void.

        8.  Withholding for Taxes.

            The Company shall have the right to deduct from Optionee's salary any federal or state taxes required by law to be withheld with respect to the exercise of the Option.

        9.   Legends.

            Certificates representing the Partnership Interests acquired upon exercise of this option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Partnership Interests until there has been compliance with federal and state securities laws and until optionee or any other holder of the Partnership Interests has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company.

          10.  Amendment.

               Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew the Option, or accept the surrender of the Option to the extent not theretofore exercised and authorize the granting of new options in substitution therefor, except that no such action shall diminish or impair the rights under the Option without the consent of the Optionee.

          11.  Interpretation.

               The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Committee, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

           12.  Receipt of Plan.

                By entering into this Agreement, Optionee acknowledges that he has received and read a copy of the Plan.

     IN WITNESS WHEREOF, the Company and the optionee have executed this Agreement as of the date of the grant of this Option.

                             HALLADOR PETROLEUM, LLP, by its
                             sole general partner
                             HALLADOR PETROLEUM

                             By:/s/Roderick Smith



                             Optionee


                              By: /s/Victor P. Stabio







                               SCHEDULES
                                  TO
                           OPTION AGREEMENT


Schedule


3A   Partnership Interests: The Optionee is granted the right to purchase up to that amount of Partnership Interests which equals 1.75-. of the outstanding Partnership Interests of the Company after exercise of this Option.


3B   Purchase Price: $294,000 or pro rata portion thereof.


4    Expiration Date: December 31, 2010

6    Vesting Schedule:

        The granted amount of Partnership Interests shall become vested in and exercisable by the optionee in accordance with the following vesting schedule:

                                                Percentage of
                                            Partnership Interests
                                                Which Become
             Date                               Exercisable

     At Date of Grant                                1.00

     December 31, 1998                               0.25

     December 31, 1999                               0.25

     December 31, 2000                               0.25

     Total                                           1.75